I.      CODE OF ETHICS AND PROFESSIONAL STANDARDS
        -----------------------------------------

As professional organizations serving the public in the area of asset management, all officers, directors and employees of the Adviser and the Fund ("CornerCap Personnel") must be guided in their actions by the highest ethical and professional standards and subscribe to this Code of Ethics and Professional Standards.

1. All CornerCap Personnel must at all times reflect the professional standards expected of persons in the investment advisory business. These standards require all Cornercap Personnel to be judicious, accurate, objective and reasonable in dealing with both clients and other parties so that their personal integrity is unquestionable.

2. All CornerCap Personnel must act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers, investment companies and to the general conduct of business.

3. At all times, the interest of our clients has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in our advisory and fiduciary accounts.

4. The Adviser and the Fund have adopted Insider Trader Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by CornerCap Personnel. The Insider Trading Policies are a part of this Code of Ethics and Professional Standards.

5. The Adviser and the Fund have adopted Personal Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent CornerCap Personnel from taking advantage of their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics and Professional Standards.

6. CornerCap Personnel will not accept compensation of any sort for services from outside sources without the specific permission of the Adviser's President.

7. When any CornerCap Personnel face a conflict between their personal interest and the interests of our clients, he or she will report the conflict to the Compliance Officer and/or the Adviser's President for instruction regarding how to proceed.

8. The recommendations and actions of the Adviser and the Fund are confidential and private matters. Accordingly, it is our policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Adviser or the Fund, without the prior written approval of the Adviser's President.

9. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all CornerCap Personnel. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards.

II.   INSIDER TRADING
      ---------------

      A.   OVERVIEW AND PURPOSE

           The purpose of the  policies  and  procedures  in this  Section  (the
           "Insider Trading Policies") is to detect and prevent "insider trading" by any person associated with the Adviser or the Fund. The term "insider trading" is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

      B.   GENERAL POLICY

           1.    PROHIBITED ACTIVItIES

                 All officers, directors and employees of the Adviser and the Fund including contract, temporary, or part-time personnel, or any other person associated with the Adviser or the Fund, are prohibited from the following activities:

                 (a) trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

                 (b) communicating material, non-public information about the issuer of any securities to any other person.

                 The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

           2.    REPORTING OF MATERIAL, NON-PUBLIC INFORMATION

                 Any owner or employee who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Compliance Officer. The Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

      C. MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS

           1.    MATERIAL   INFORMATION.  "Material   information"   generally
                 includes:

                 o   any  information  that a reasonable  investor would likely
                     consider  important   in   making  his  or  her  investment
                     decision; or

                 o any information that is reasonably certain to have a substantial effect on the price of a company's securities.

                 Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

           2. Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

           3. Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

         4. Insiders. The concept of "insider" is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

      D.   PENALTIES FOR INSIDER TRADING

      The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

      o     civil injunctions

      o     jail sentences

      o     revocation  of   applicable   securities-related  registrations  and
            licenses

      o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

      o fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

      In addition, the Adviser's management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

III.  GENERAL PERSONAL TRADING POLICIES

      A.   GENERAL PRINCIPLES

           The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the "Personal Trading Policies") have been approved by the Compliance Officer. Transactions by covered persons in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:

           (a) the interests of clients must be placed before personal interests at all times;
           (b) no covered person may take inappropriate advantage of his or her position; and
           (c) the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person's position of trust and responsibility.

      B.   DEFINITIONS

           1.    COVERED PERSONS

                 All  officers,   interested   directors,   portfolio  managers,
                 traders, and compliance personnel of the Adviser or the Fund are "covered persons" under the Personal Trading Policies.

           2.    COVERED ACCOUNTS

                 A "covered account" under the Personal Trading Policies is any account in which a covered person:

                 (a)  has a direct or indirect interest, including an account of a spouse,  a minor child,  a relative or a friend; or
                 (b)  has direct or  indirect control  over purchase or sale  of securities.

           3.    ADDITIONAL DEFINITIONS

                 Additional definitions of terms used in the Personal Trading Policies are set forth in Appendix A.
                                           ----------

      C.   RESTRICTIONS ON TRADING

           1.    PROHIBITED TRADING PERIOD

                 Trades in any security 15 calendar days before and 15 calendar days after any client account trades or considers trading the same security are prohibited. The Compliance Officer will determine which specific client accounts will be matched as to each covered person on a case-by-case basis.

                 NOTE:

                 DE MINIMIS EXEMPTION. A pre-clearance request to trade 1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the Prohibited Trading Period. A pre-clearance request to trade 250 or fewer shares of an issuer that has between $250 million and $1 billion in market capitalization is not subject to the Prohibited Trading Period. Such de minimis trading requests will be granted by the Compliance Officer subject to the other Restrictions on Trading and the following conditions:

                 (a) De minimis exemption grants are only valid for 20 business days; and (b) Permission under the de minimis exemption may be granted for a particular security only once per covered person every 20 business days.

           2.    RESTRICTED LIST SECURITIES

                 It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, significant shareholder, receiving material, non-public information, etc. of an issuer). In such cases, the covered person must notify the Compliance Officer of that relationship. The Compliance Officer will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the Compliance Officer are prohibited.

           3.    SHORT-TERM TRADING

                 Conducting an opposite trade in the same security within 60 days of a purchase or sale of a security is prohibited.

                 Note: Options trading is generally not subject to the 60-day Short-Term Trading restriction, but options trading may not be used to circumvent the 60-day Short-Term Trading restriction.

           4.    INITIAL PUBLIC OFFERINGS (IPOS)

                 Investing in IPOs is prohibited.

           5.    OPTIONS

                 Covered persons are prohibited from buying or selling an option for 15 calendar days before and 15 calendar days after a client account trades the same option or the underlying security.

           6.    SHORT SALES

                 Short sales of securities are prohibited.

           7.    CERTAIN PUBLIC COMPANY SECURITIES

                 Purchases of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the Compliance Officer determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

           8.    PRIVATE PLACEMENTS AND HEDGE FUNDS

                 Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the Compliance Officer. Approval is contingent upon the Compliance Officer determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

                 Note: If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the Compliance Officer.

           9.    INVESTMENT CLUBS

                 Participation in an investment club requires approval by the Compliance Officer. Pre-clearance may be granted on written request if the covered person's participation does not create any actual, potential or apparent conflict of interest.


      D.   EXCEPTIONS TO THE PERSONAL TRADING POLICIES

           1.    CERTAIN TYPES OF SECURITIES AND RELATED INSTRUMENTS

                 Transactions involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by or reporting to the Compliance
                 Officer:

                 (a) Open-End Management Mutual Funds and Unit Investment Trusts
                     (not closed-end mutual funds).
                 (b) United States Government Securities (e.g., U.S. Treasury
                     Bonds).
                 (c) Money Market  Instruments  (e.g.,  bankers'  acceptances,
                     Certificates  of Deposit,  and repurchase agreements).
                 (d) Variable annuities issued by insurance company separate accounts.

           2.    REPORTING REQUIRED, BUT NO PRE-CLEARANCE REQUIRED

                 (a) Purchases or sales of shares of any CornerCap Fund

                 (b) Automatic Dividend Reinvestment Purchases.
                 (c) Receipt  or  exercise  of rights and  warrants  issued by a company on a pro rata basis to all holders of a class of security.
                 (d) Transactions by Disinterested Fund Directors
                 (e) Futures or options in a stock market index, foreign
                     currency, commodities, etc.
                 (f) Closed-end investment company securities.

           3.    DELEGATED DISCRETION ACCOUNTS

                 Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:

                 (a) the covered  person  provides to the  Compliance  Officer a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;
                 (b) the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and
                 (c) the covered  person  ensures that  duplicate  broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Adviser.

           4.    CASE-BY-CASE EXEMPTIONS

                 Because no written policy can provide for every possible contingency, the Compliance Officer may consider granting additional exceptions to the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the Compliance Officer. Exceptions will only be granted in those cases in which the Compliance Officer, subject to the oversight of the President or designee, determines that granting the request will create no actual, potential or apparent conflict of interest.

      E.   PRE-CLEARANCE PROCEDURES

           (a) The covered person completes and submits a Pre-Clearance Request Form to the Compliance Officer.
           (b) The Compliance Officer reviews and approves or rejects the request, communicating its decision to the covered person.

           (c) The Compliance Officer will time-stamp its approval or denial on the request form.

           (d) The covered person must execute any approved trade no later than one trading day following the time-stamp reflected on the approved request.

      F.   REPORTING REQUIREMENTS

           1.    INITIAL ACCOUNT AND SECURITIES HOLDINGS LIST

                 Within 10 days of beginning employment, each covered person must provide a list of brokerage accounts and securities owned by the covered person, the covered person's spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit.

           2.    ANNUAL UPDATE AND CERTIFICATION

                 Each covered person must file an annual account statement that reports the covered person's accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest as of December 31) and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 1 each year.

           3.    QUARTERLY AND MONTHLY TRANSACTION REPORTs

                 To the extent required by the SEC, each covered person must file or cause to be filed with the Compliance Officer a Quarterly Transaction Report within 10 days after the end of each quarter.

           4.    IMMEDIATE TRADE CONFIRMATIONS

                 Each covered person must file or cause to be filed with the Compliance Officer a duplicate broker-dealer confirmation of each trade conducted by the covered person within 10 days after the trade is completed. If no broker is involved in a trade by a covered person, the covered person shall provide a transaction report within 10 days of the trade.

      G.   PENALTIES FOR VIOLATIONS

           Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person's personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

           All disciplinary responses to violations of the Personal Trading Policies shall be administered by the applicable business unit's Compliance Department, subject to the overview of the applicable business unit's Chief Executive Officer or other designee. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

                                                                      APPENDIX A
                                                                      ----------

            DEFINITIONS FOR THE PERSONAL SECURITIES TRADING POLICIES

The definitions set forth below shall apply to the terms used in the Personal Securities Trading Policies:

1. "CLIENT ACCOUNT" means any person who the Management Committee or the Management Committee's designee determines is appropriate.

2. "INITIAL PUBLIC OFFERING" ("IPO") means any security which is being offered for the first time on a Recognized Stock Exchange.

3. "PART-TIME EMPLOYEES" means employees of a business unit employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.

4. "SECURITY" includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.